<FILENAME>CTE082903_ex99-1.txt


                                                                    EXHIBIT 99.1


August 29, 2003


       International Monetary Systems Sells Its Canadian Operation

NEW BERLIN, Wis., Aug 29, 2003 (BUSINESS WIRE) -- International Monetary Systems, Ltd. (OTC BB: INLM), a worldwide leader in corporate and consumer barter services, has sold its Canadian trade exchange assets and client base to one of its employees. The company said the step was taken to enable the company to concentrate on its growing barter business in the United States.

Don Mardak, president of International Monetary Systems, stated: "Our Canadian barter network was very small and was an insignificant part of our operation. We were at a crossroads in which we needed to either grow the operation or sell it. This move will have virtually no impact on our annual earnings."

About International Monetary Systems

Founded in 1989, International Monetary Systems (IMS) (OTCBB:INLM) serves more than 6,000 customers in 16 U.S. markets. Based in New Berlin, Wis., IMS is one of the largest publicly traded barter companies in the world and is continually expanding its exchange locations. The company's proprietary transaction network enables companies and individuals to trade goods and services throughout North America. Using an electronic currency known as trade dollars, IMS exchanges allow companies to create cost savings and to improve operations by taking advantage of barter opportunities in their business models. Managed by seasoned industry veterans, IMS is a recognized member of the National Association of Trade Exchanges (NATE) and the Barter Association National Currency (the BANC). Further information can be obtained at the company's website at www.internationalmonetary.com.

SOURCE: International Monetary Systems


         CONTACT: International Monetary Systems
                  Don Mardak, 262-780-3640 (ext. 1205) or 800-236-8104
                  www.internationalmonetary.com